EXHIBIT 99

FOR IMMEDIATE RELEASE CONTACT: ROBERT J. WELLS VICE PRESIDENT, CORPORATE COMMUNICATIONS AND PUBLIC AFFAIRS 216-566-2244
NEWS:

The Sherwin-Williams Company – 101 Prospect Avenue, N.W. –
Cleveland, Ohio 44115 – (216) 566-2140
     CLEVELAND, OHIO, October 19, 2006 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2006. Compared to the same periods in 2005, consolidated net sales increased $140.0 million, or 7.1%, to $2.1 billion in the quarter and $534.6 million, or 9.8%, to $6.0 billion in nine months due primarily to strong paint sales by the Global Group and by stores open for more than twelve calendar months in the Paint Stores Group. Consolidated net income increased $27.5 million, or 18.1%, to $179.1 million in the quarter and $89.3 million, or 23.0%, to $477.4 million in nine months. As a percent to net sales, consolidated net income improved to 8.5% from 7.7% in the quarter and to 7.9% from 7.1% in nine months due primarily to improved profitability of operations. Diluted net income per common share increased 21.5% in the quarter to $1.30 per share from $1.07 per share in 2005 and 26.7% in nine months to $3.46 per share from $2.73 per share last year.
     Effective January 1, 2006, the Company changed its reportable operating segments based on changes in its management structure to the following segments: Paint Stores Group, Consumer Group and Global Group. Historical business segment information has been updated to reflect this change in reportable operating segments.
     Net sales in the Paint Stores Group increased $116.7 million, or 9.5%, to $1.3 billion in the quarter and $436.9 million, or 13.3%, to $3.7 billion in nine months due primarily to strong domestic architectural paint sales to contractors in the first half of 2006 that softened slightly in the third quarter and improved industrial maintenance product sales. Net sales from stores open for more than twelve calendar months increased 7.2% in the quarter and 11.1% in nine months. Paint Stores Group segment profit increased $48.3 million, or 27.1%, to $226.7 million in the quarter and $121.1 million, or 27.8%, to $557.2 million in nine months. Paint Stores Group segment profit as a percent to net sales increased to 16.8% from 14.5% in the quarter and to 14.9% from 13.2% in nine months due primarily to increased paint sales volume, effective SG&A expense control, and increased selling prices on paint and all non-paint categories of products sold.
     Net sales of the Consumer Group decreased $5.3 million, or 1.5%, to $355.0 million in the quarter and $15.3 million, or 1.4%, to $1.09 billion in nine months. The sales declines were due primarily to lower sales to certain major retail customers of this Group as they continue to drive up inventory turns, sluggish Do-It-Yourself (DIY) sales at other customers and the elimination of a portion of a paint program with a large retail customer that most significantly impacted the first half of 2006.

Consumer Group segment profit increased $6.2 million, or 11.4%, to $60.3 million in the quarter and $21.7 million, or 12.6%, to $193.3 million in nine months. As a percent to net sales, this Group’s segment profit increased to 17.0% from 15.0% in the quarter and to 17.8% from 15.6% in nine months due to selling price increases, tight spending control and better factory utilization resulting from higher volume shipments to the Paint Stores Group that offset continuing selected raw material cost increases.
     Net sales of the Global Group increased $28.5 million, or 7.4%, to $412.0 million in the quarter and $112.7 million, or 10.4%, to $1.2 billion in nine months when stated in U.S. dollars. This Group’s net sales stated in local currency increased 5.6% in the quarter and 7.5% in nine months due primarily to selling price increases and volume gains in all its operations worldwide. The Global Group’s segment profit improved $19.2 million, or 81.5%, to $42.7 million in the quarter and $39.4 million, or 56.5%, to $109.2 million in nine months. Global Group’s segment profit as a percent to net sales increased to 10.4% from 6.1% in the quarter and to 9.2% from 6.5% in nine months. This Group’s segment profit was favorably impacted by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. There was no significant impact on Global Group segment profit in the quarter due to currency exchange fluctuations. This Group’s third quarter segment profit last year was negatively impacted by a loss of $7.9 million resulting from the disposition of its majority interest in an automotive joint venture in China.
     Commenting on the third quarter and nine months results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased that the Paint Stores Group continues to achieve improved net sales in spite of some recent slowing in the new-home market and softness in D-I-Y customer demand. We are also pleased with the Paint Stores Group’s increased productivity that has helped increase profitability while absorbing costs associated with opening 69 net new stores during the first nine months of this year — an increase of 25% over the same period in 2005.
     “We are encouraged that our Consumer Group management continues to drive efficiencies that have helped to partially offset that Group’s sales reductions while they continue to adjust to their customers’ inventory management practices. Although the Consumer Group’s gross margins continue to feel the pressure of certain persistent raw material cost increases, our outlook is optimistic that this Group will continue to manage through such cost increases and maintain its profitability.
     “We are pleased with the continued strong improvements in sales and operational performance in every one of the businesses and geographic areas of our Global Group. We are encouraged by the increasing market penetration being achieved by our international businesses and the continued growth of our domestic automotive and product finishes sales.
     “In the fourth quarter of 2006, we anticipate achieving an increase in consolidated net sales between 5% and 7% over last year’s fourth quarter. With sales at that level, we expect diluted net income per common share for the fourth quarter to be in the range of $.63 to $.68 per share compared to $.54 per share last year. For the full year 2006, we anticipate an increase in our annual consolidated net sales between 8% and 9% over the full year 2005. With annual sales at that level, we estimate diluted net income per common share for the full year 2006 will be in the range of $4.10 to $4.15 per share, including an estimated $.08 per share charge for additional expense relating to stock options, compared to $3.28 per share earned in 2005.”
     The Company will conduct a conference call to discuss its financial results for the third quarter and its outlook for the fourth quarter and full year 2006, at 11:00 a.m. ET on October 19, 2006. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press

Releases in the Corporate Information box and click on the webcast icon following the reference to the October 19th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Monday, October 30, 2006 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
Thousands of dollars, except per share data	2006	2005	2006	2005

Net sales	$2,116,711	$1,976,728	$6,015,209	$5,480,631
Cost of goods sold	1,180,933	1,136,983	3,371,432	3,141,946
Gross profit	935,778	839,745	2,643,777	2,338,685
Percent to net sales	44.2%	42.5%	44.0%	42.7%
Selling, general and administrative expenses	648,920	602,517	1,888,067	1,737,177
Percent to net sales	30.7%	30.5%	31.4%	31.7%
Interest expense	16,437	12,092	50,624	37,612
Interest and net investment income	(6,127)	(1,329)	(17,820)	(3,090)
Other (income) expense — net	(143)	7,471	15,179	20,781

Income before income taxes and minority interest	276,691	218,994	707,727	546,205
Income taxes	97,579	66,970	230,352	156,726
Minority interest		416		1,356

Net income	$179,112	$151,608	$477,375	$388,123

Net income per common share:
Basic	$1.34	$1.11	$3.56	$2.82
Diluted	$1.30	$1.07	$3.46	$2.73
Average shares outstanding — basic	133,622,166	136,911,347	134,196,870	137,618,594

Average shares and equivalents outstanding — diluted	137,375,111	141,227,468	138,028,874	141,972,327

Information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on Press Room, then choosing Corporate Press Releases in the Corporate Information box and clicking on the reference to the October 19th release.